Exhibit 10.20

GARRETT MOTION INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Garrett Motion Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”).

This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.Cash Compensation.  The annual cash retainers described below shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears on or about the first business day of January, April, July and October.

Board Service
Annual Retainer:	$80,000
Independent Chairman:	$100,000
Committee Service
Committee Chair Annual Retainer:
Audit	$20,000
Compensation	$15,000
Nominating and Governance	$15,000
Other	$10,000
Committee Member Annual Retainer:
Audit	$10,000
Compensation	$7,500
Nominating and Governance	$5,000
Other	$5,000

2.Equity Compensation.

a.General.  Eligible Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the 2018 Stock Plan for Non-Employee Directors of Garrett Motion Inc. (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of

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award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.Annual Awards.  An Eligible Director who is serving on the Board as of the date of any annual meeting of the Company’s stockholders (the “Annual Meeting”) and will continue to serve as an Eligible Director immediately following such meeting shall be automatically granted, on such date of the applicable meeting, a number of Restricted Stock Units with a target value equal to $120,000 (the “Target Value”). The Restricted Stock Units described in this Section 2(b) shall be referred to herein as the “Annual Awards”.  Each Annual Award shall vest in full on the earlier of (i) the one-year anniversary of the grant date, (ii) death, (iii) disability, or (iv) the Eligible Director’s removal from the Board coincident with the occurrence of a Change in Control (such date, the “Vesting Date”), subject to the Eligible Director continuing in service as an Eligible Director through the Vesting Date.  The actual number of Restricted Stock Units granted shall be determined by dividing the Target Value by the Fair Market Value of the Company common stock on the date of the Annual Meeting.

3.Compensation Limits.  Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee director compensation set forth in the Equity Plan, as in effect from time to time.

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